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                                                                EXHIBIT 99(c)(3)

                                                       CONFIDENTIALITY AGREEMENT
Bowles Hollowell Conner & Co.
227 West Trade Street, Suite 2400
Charlotte, North Carolina 28202

Ladies and Gentlemen:

     You have advised us that you are acting on behalf of Blessings
Corporation (together with its subsidiaries, "Blessings" or the "Company") in its consideration of a possible sale, and you have agreed to discuss with us the possible purchase of Blessings. As a condition to such discussions, you have required that we agree to keep strictly confidential all information conveyed to us regarding this matter.

     This letter will confirm our agreement with you and Blessings to retain in strict confidence all information (whether oral or written) conveyed to us by Blessings, its agents, or you regarding the Company ("Confidential Information"), unless such information (i) is or hereafter becomes publicly available, (ii) was known to us, without any direct or indirect obligation of confidentiality, prior to your disclosure, (iii) is or becomes available to us on a nonconfidential basis from a source other than you, Blessings or its agents, provided that, to our knowledge, such other source is not bound by a confidentiality agreement with you or Blessings, or (iv) is independently developed or created by us without use of Confidential Information. We will use such Confidential Information only in connection with our consideration of whether to purchase Blessings and will not otherwise use it in our business or disclose it to others, except that we shall have the right to communicate the Confidential Information to such of our directors, officers, employees, legal, accounting, and financial advisors and potential financing sources (including, without limitation, potential sources of equity financing) who need to have knowledge thereof, provided that each such person is informed that such information is strictly confidential and subject to this agreement and agrees not to disclose or use such information except as provided herein. We hereby agree to be jointly and severally responsible for any breach of this agreement by our officers, directors, advisors and/or employees or any of our representatives. In the event that we become legally compelled by deposition, subpoena, or other court or governmental action to disclose any of the Confidential Information covered by this agreement, we shall provide Blessings with prompt prior written notice to that effect, and we will cooperate reasonably with Blessings if it seeks to obtain a protective order concerning such confidential information.

     We agree not to initiate contact, or engage in discussion, with any employee, customer, or supplier of Blessings without the express prior consent of you or the Company with regard to this transaction, provided, however, contact with customers or suppliers for the ordinary course of business shall not be within the scope of this agreement. Unless we purchase Blessings, we agree not to solicit for employment any employees of Blessings whom we learn of or come in contact with in the course of our review of the Company in connection with the possible purchase of Blessings, without the written consent of the Company, for a period of two years from the date of this letter. You and Blessings agree that the foregoing restrictions shall not apply to (i) any solicitation by us directed

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                                                       CONFIDENTIALITY AGREEMENT
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to the general public, whether or not the individuals responding to such solicitation were also employees introduced to us in the course of our review of Blessings and (ii) our employment of Blessings employees not involving an initial solicitation by us.

     Until the earlier of eighteen months from the date of this letter or the consummation of a sale of Blessings as contemplated by this letter, we will not (and will insure that our officers, directors, advisors, and employees will not) without the prior written approval of the Board of Directors of the Company, (i) acquire or agree to acquire to make any proposal to acquire directly or indirectly any securities or property of the Company, or (ii) otherwise act alone or in concert with others to seek to control or influence the management, Board of Directors, or policies of the Company.

     We acknowledge that neither Blessings nor any of its directors, officers, employees, stockholders, or agents makes any representation or warranty, express or implied, as to the accuracy or completeness of such information and that neither Blessings nor any of its directors, officers, employees, stockholders, or agents shall have any liability to us as a result of our use of such information.

     We agree that unless and until a definitive agreement between the Company and us with respect to the acquisition of the Company has been executed and delivered, neither we nor the Company shall have any legal obligation of any kind whatsoever with respect to the purchase and sale of the Company by virtue of this agreement or by virtue of any other written or oral expression with respect to such transaction. The term "definitive agreement" does not include an executed letter of intent or other preliminary written agreement. Neither this provision or any other provision of this agreement can be waived or amended except by written consent of the Company and us, which consent shall specifically refer to the provision to be waived or amended.

     We also agree that without the prior consent of Blessings, we and our officers, directors, advisors, and employees will not disclose to any other person that we have received such information, that we are in discussions or negotiations with you and Blessings as to a possible purchase of Blessings or that the Stockholders are contemplating a possible sale of Blessings.

     We will advise all of our directors, officers, employees and other representatives who are informed of the matters which are the subject of this letter that U.S. securities laws prohibit any person who has material, nonpublic information concerning an issuer of publicly held securities from purchasing or selling such securities.

     We acknowledge that Blessings reserves the right to reject any or all offers to acquire the Company. We further acknowledge that the Company reserves the right to discontinue discussions at any time and to conduct the process for the sale of the Company as in its sole discretion it shall determine (including, without limitation, negotiating with any prospective purchasers, and entering into a definitive agreement without prior notice to us or any other person or to change any procedures relating to such sale without notice to us or any other person). We shall have no claim against the Company or any of its directors, officer, representatives, affiliates, or agents arising out


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                                                       CONFIDENTIALITY AGREEMENT
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of or relating to the sale of the Company other than as against them as named parties to a definitive agreement and only in accordance with the express terms and conditions thereof.

     In the event that we do not purchase Blessings, we agree upon Blessings' request (i) to return to you all financial and other written Confidential Information provided to us by Blessings, its agents, or you relating to Blessings, and (ii) to destroy and certify that we have destroyed any memoranda, notes, or other writings prepared by us or our representatives based on such Confidential Information, together with all copies of such information in our possession or under our control to which we have access. We agree that neither Blessings nor Bowles Hollowell Conner & Co. shall be obligated to pay any fees on our behalf to any brokers, finders, or other parties claiming to represent us in this transaction. Without limiting the generality of the nondisclosure agreements contained herein above, it is further understood that we are strictly prohibited by this agreement from acting as a broker or an agent using any of the confidential information provided to us.

     We acknowledge that unauthorized disclosure of such information would cause substantial and irreparable damage to the business and competitive position of the Company, and we agree that the Company shall be entitled to injunctive relief in the event of any breach or threatened breach of terms of this letter agreement in addition to such other remedies as may be available at law or equity. The parties hereto acknowledge that any action or proceeding arising out of or relating to this letter agreement shall be determined by the United States District Court for the Eastern District of Virginia and this agreement shall be interpreted and construed in its entirety in accordance with the laws of the State of Delaware.


                                   Name:  /s/ Richard P. Durham
                                        -----------------------
                                              Richard P. Durham
                                   Title:  President and Chief Executive Officer
                                   Company:  Huntsman Packaging Corporation

                                   Date:  January 22, 1998